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                          OSLER, HOSKIN & HARCOURT LLP
                            Barristers & Solicitors
                         Box 50, 1 First Canadian Place
                        Toronto, Ontario, Canada M5X 1B8



                                                      Our Matter Number: 1021033

April 15, 2002


Moore Corporation Limited
One Canterbury Green, 6th Floor
Stamford, Connecticut  06901

Dear Sirs & Mesdames:

MOORE CORPORATION LIMITED
REGISTRATION STATEMENT ON FORM S-8

We have acted as Ontario counsel to Moore Corporation Limited, a corporation formed under the laws of the Province of Ontario, Canada (the "Registrant"), in connection with the Registrant's 2001 Long Term Incentive Plan (the "Plan"). We understand that the Registrant has filed a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 2,500,000 common shares (the "Shares") issuable upon the exercise of options granted or to be granted to certain employees and others of the Registrant pursuant to the Plan.

For purposes of expressing the opinion set forth herein, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Registrant.

We are solicitors qualified to practice law in the Province of Ontario and express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that, upon the exercise of options granted under the Plan which have been or are duly granted pursuant to the terms of the Plan and are duly exercised and paid for in accordance with their terms, the terms of the Plan and the terms of the resolution pursuant to which such options have been or are granted, the Shares so issued will be outstanding as fully paid and non-assessable.


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We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder, or that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


Yours very truly,

OSLER, HOSKIN & HARCOURT LLP